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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 1)*
                                            ----

                            PSYCHEMEDICS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   744375205
--------------------------------------------------------------------------------
                                 (Cusip Number)

                               December 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ] Rule 13d-1 (b)
    [X] Rule 13d-1 (c)
    [ ] Rule 13d-1 (d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

                                      13G


CUSIP No.  744375205                                              Page 1 of 4


1.    Name of Reporting Person:
      I.R.S. Identification Nos. of above persons (entities only):

      Donald F. Flynn
      --------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
      (a)  [  ]
      (b)  [  ]

      --------------------------------------------------------------------------
3.    SEC Use Only:

      --------------------------------------------------------------------------
4.    Citizenship or Place of Organization:  U.S. Citizen

      --------------------------------------------------------------------------

                                5.    Sole Voting Power:     0
     NUMBER OF
       SHARES                   ------------------------------------------------
    BENEFICIALLY                6.    Shared Voting Power:   0
      OWNED BY
        EACH                    ------------------------------------------------
     REPORTING                  7.    Sole Dispositive Power:    0
    PERSON WITH
                                ------------------------------------------------
                                8.    Shared Dispositive Power:  0

                                ------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person:  0

      --------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                                        [  ]
      --------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):  0.0 %

      --------------------------------------------------------------------------
12.   Type of Reporting Person:    IN

      --------------------------------------------------------------------------

================================================================================
CUSIP No. 744375205                                            Page 2 of 4 pages
================================================================================



                      SECURITIES AND EXCHANGE COMMISSION

                                 SCHEDULE 13G
                                AMENDMENT NO. 1




Item 1     (a)     Name of Issuer:  Psychemedics Corporation

           (b)     Address of Issuer's Principal Executive Offices:

                                     125 Nagog Park
                                     Acton, MA 01720

Item 2     (a)     Name of Person Filing:

                                     Donald F. Flynn

           (b)     Address of Principal Business Office or, if none, Residence:

                                     676 North Michigan Avenue, Suite 4000,
                                     Chicago, Illinois  60611

           (c)     Citizenship:  U.S.

           (d)     Title of Class of Securities:  Common Stock, $.005 par value

           (e)     CUSIP NUMBER:  744375205

Item 3 If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                                     Not Applicable

================================================================================
CUSIP No. 744375205                                            Page 3 of 4 pages
================================================================================


Item 4 (a)   Amount Beneficially Owned:                               0

              (b)  Percent of Class:                                  0.0%

              (c)  Number of Shares as to which such person has:

                         (i)      sole power to direct the vote               0

                         (ii)     shared power to vote or to direct the vote  0


                         (iii)    sole power to dispose or to direct the
                                  disposition of                              0


                         (iv)     shared power to dispose or to direct the
                                  disposition of                              0

Item 5       Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

         During 2004, the reporting person's percentage interest in the issuer dropped below five percent.

Item 6       Ownership of More than Five Percent on Behalf of Another Person:

                       Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                       Not Applicable

Item 8       Identification and Classification of Members of the Group:

                       Not Applicable

Item 9       Notice of Dissolution of Group:

                       Not Applicable

================================================================================
CUSIP No. 744375205                                            Page 4 of 4 pages
================================================================================


Item 10     Certification

            (a)      Not Applicable

            (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

                                       February 14, 2005
                                       -----------------------------------------
                                       Date

                                       /s/ Donald F. Flynn
                                       ----------------------------------------
                                       Donald F. Flynn